Exhibit 99.1

AT THE COMPANY

AT FRB|Weber Shandwick

John Wille — Vice President & CFO	Alison Ziegler - General Information
201-337-9000	Vanessa Schwartz -Analyst Information
212-445-8300

FOR IMMEDIATE RELEASE

RUSS BERRIE AND COMPANY, INC. REPORTS FIRST QUARTER RESULTS

Oakland, N.J. — May 3, 2004 — RUSS BERRIE AND COMPANY, INC. (NYSE: RUS) today reported results for its first quarter ended March 31, 2004.  Consolidated net sales for the first quarter of 2004 decreased 24.9% to $65.7 million compared to $87.6 million in the first quarter of 2003. While customer bookings in the core segment were down approximately 15% compared to the prior year, sales declined 29.8% to $51.4 million compared to $73.1 million, due to a lower open order backlog entering 2004 compared to the backlog entering 2003. The Company attributes the customer bookings decline to weak customer acceptance of its new January 2004 product releases along with a continued softness in the independent retail sales channel. International sales benefited by approximately $3.0 million dollars from favorable foreign exchange rates. Sales in the non-core segment for the three months remained relatively flat compared to the same period in the prior year at $14.4 million.

Consolidated net income for the quarter was $0.4 million, or $0.02 per diluted share, compared to $10.0 million, or $0.48 per diluted share, in the first quarter of 2003.  The decrease in net income was primarily the result of lower sales, offset, in part by lower selling, general and administrative expense and a lower provision for income taxes.  Selling, general and administrative expense would have been approximately $1.5 million lower had first quarter 2003 foreign exchange rates remained in effect.

Net cash provided by operating activities for the quarter increased to $12.2 million compared to $10.8 million in the same period of the prior year.

Angelica Berrie, Chief Executive Officer, commented, “While we are clearly disappointed with our first quarter results, the Company remains financially very strong and well positioned for long term growth, as we continue to improve our product content.”

Ms. Berrie concluded, “We look forward to Andy Gatto soon joining our team as CEO, and to our benefiting from his substantial industry experience and leadership.”

Russ Berrie and Company, Inc. will hold a conference call on Tuesday, May 4, 2004 at 10:00 AM ET to discuss its financial results and continuing business plans.  Interested parties are invited to listen to the call live over the Internet at http://www.viavid.com.  A replay of the call will also be available on this website.

Russ Berrie and Company, Inc., a leader in the gift industry, and its wholly-owned subsidiaries, design, develop and distribute more than 8,000 gift products under the RUSS trademark through over 41,000+ specialty retail stores worldwide.  Known for its teddy bears and other plush animals, the Company’s gift line is comprised of a diverse range of everyday, seasonal and occasion-themed products, ranging from baby gifts and teen/tween accessories to simple, beautiful, home decor and lifestyle items.  Founded in 1963 by the late Russ Berrie from a rented garage in Palisades Park, New Jersey, today the Company operates offices, showrooms and distribution centers all over the world.  Headquartered in Oakland, New Jersey, the Company’s flagship 18,000-square foot showroom draws thousands of retailers annually.

Note: This New Release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to, the Company’s ability to continue to manufacture its products in the Far East, the seasonality of revenues, the actions of competitors, ability to increase production capacity, price competition, the effects of government regulation, results of any enforcement action by the People’s Republic of China (“PRC”) authorities with respect to the Company’s PRC operations, the resolution of various legal matters, possible delays in the introduction of new products, customer acceptance of products, issues related to the Company’s new business ventures, changes in foreign currency exchange rates, issues related to the Company’s computer systems, the current and future outlook of the global retail market, and other factors.

—(Financial Tables Follow)—

RUSS BERRIE AND COMPANY, INC.

FINANCIAL SUMMARY

(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2004	2003
Net sales	$65,713	$87,551
Cost of sales	32,610	39,892
Gross profit	33,103	47,659
Selling, general and administrative expenses	34,441	34,819
Investment and other income — net	1,963	2,099
Income before provision for income taxes	625	14,939
Provision for income taxes	189	4,960
Net income	$436	$9,979
Net income per share:
Basic	$0.02	$0.49
Diluted	$0.02	$0.48
Weighted average shares
Basic	20,684,000	20,548,000
Diluted	20,762,000	20,633,000

—MORE—

RUSS BERRIE AND COMPANY, INC.

SELECTED BALANCE SHEET DATA

(Unaudited)

(Dollars in thousands)

	March 31, 2004	December 31, 2003	March 31, 2003

Cash, cash equiv. marketable securities and other investments	$239,424	$232,050	$229,028
Accounts receivable — net	63,476	82,795	74,788
Inventories — net	48,077	51,921	40,624
Other current assets	14,745	14,188	10,828
Property, plant and equipment and other assets	78,913	81,794	75,806
Total assets	$444,635	$462,748	$431,074

Current liabilities	$31,626	$47,002	$36,633
Deferred income taxes	328	328	—
Total liabilities	31,954	47,330	36,633
Shareholders’ equity	412,681	415,418	394,441
Total liabilities and shareholders’ equity	$444,635	$462,748	$431,074

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